Exhibit 2.2

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of October 1, 2021, among IMAC Medical of Louisiana, A Medical Corporation, a Louisiana corporation (“Purchaser”), F. Allen Johnston, M.D. (“Owner”), and F. Allen Johnston MD, PC, a Louisiana professional corporation (“Seller”).

RECITALS

WHEREAS, Seller conducts a medical practice (the “Business”);

WHEREAS, Purchaser, in furtherance of its mission, desires to purchase, and Seller desires to sell, substantially all of the professional assets and certain other assets related to the operation of the Business, as more fully described herein, upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions and the representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Defined terms will be capitalized in the sentence where they first appear or shall have the meaning given to them on Schedule 1.0 that is attached at the end and incorporated into this Agreement by this reference.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets. Effective as of the Closing and subject to the terms and conditions of this Agreement, Seller shall sell, assign and deliver to Purchaser, free and clear of any and all liens, all of Seller’s right, title and interest in and to all of the professional assets that are listed on Schedule 2.1, and other assets related thereto as also listed on Schedule 2.1 (collectively, the “Purchased Assets”), and shall assume the contracts listed on Schedule 5.6 (the “Assumed Contracts”). The Purchased Assets will not include the Excluded Assets that are identified immediately below.

2.2 Excluded Assets. The Purchased Assets shall not include, and Seller shall retain all right and title to any of Seller’s assets that are not listed on Schedule 2.1, including, but not limited to, the following assets (collectively, “Excluded Assets”):

(a) Any Healthcare Licenses and Permits of Seller;

(b) The Medicare, Medicaid and other billing numbers of Seller;

(c) The entity records of Seller (including corporate minute books, Tax Returns, employment records, etc.);

( ) The contracts not expressly designated as Assumed Contracts on Schedule 5.6;

(a) All of Seller’s rights under this Agreement and the Transaction Agreements;

(b) All cash, cash equivalents, bank deposits, certificates of deposit, investment securities on hand or in Seller’s bank account and all other checks or other payments received by Seller at or prior to the Closing Date;

(c) Patient accounts receivable, payor/contractor accounts receivable and all other accounts receivable related thereto after paying all outstanding accounts payable and payroll on or before the Closing Date;

(d) All personal property of the individuals employed by, or owners of, Seller that has been tagged or marked as such or been removed from the property by the individuals prior to the Closing;

(e) All Seller employee benefit plans, both welfare and retirement; and

(f) The other assets expressly listed and specifically excluded on Schedule 2.2(k).

2.3 No Assumed Liabilities. Subject to the terms and conditions set forth herein,Purchaser shall not assume and agree to pay, perform, or discharge any liabilities of Seller except those specifically listed on Schedule 2.3 (collectively, the “Assumed Liabilities”), and no other liabilities. Commencing on the Closing Date, Seller shall assign to Purchaser all Physical Therapists (PTs) and Physician Assistants (PA’s) employment contracts of the Business for such PTs and PAs who are actively employed on the Closing Date, such employment contracts which are also listed on Schedule 2.3.

2.4 Excluded Liabilities and Payment of Excluded Liabilities. Except for the Assumed Liabilities, it is expressly agreed and understood that Seller shall retain and satisfy all debts, liabilities and obligations of Seller relating to the Purchased Assets, whether accrued, contingent, known or unknown, liquidated or un-liquidated, or otherwise (each, an “Excluded Liability”).

(a) Purchaser shall not otherwise assume or be liable for any debts, liabilities or obligations relating to Seller, any affiliate of Seller, the Business, or the Purchased Assets whether accrued, contingent, known or unknown, liquidated or un-liquidated, or otherwise arising or relating to services rendered by Seller or at the Business prior to Closing Date.

(b) On or about the Closing, Seller agrees to make payment of all Excluded Liabilities with the proceeds from the Closing or from Seller’s other resources pursuant to their terms.

2.5 Pro-rations. Seller shall pay, with respect to the Purchased Assets, all ad valorem, real property, and personal property taxes due or accruing for time periods on or prior to the Closing Date. In addition, Seller shall pay and be responsible for any outstanding payroll taxes and other taxes and any penalties related thereto for time periods on or prior to the Closing Date.

Purchaser shall pay, with respect to the Purchased Assets, all ad valorem, real property, and personal property taxes due or accruing for time periods after the Closing Date.

ARTICLE III.

PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”), as indicated on Schedule 3.1, shall be paid in immediately available funds at Closing.

3.2 Allocation of Purchase Price. The Parties agree that, for tax purposes, the Purchase Price will be allocated among the Purchased Assets as reflected on IRS Form 8594 attached hereto as Exhibit A, and such allocation shall be used as the basis for income tax reporting for Purchaser and Seller.

ARTICLE IV.

CLOSING

4.1 Closing. The Closing shall take place at the offices of Purchaser or at such other location as agreed to by the Parties hereto.

4.2 Deliverables of the Parties at the Closing.

(a) By Purchaser. At or prior to the Closing, unless otherwise waived in writing by Seller, Purchaser shall deliver to Seller the following:

(i) The Purchase Price as specified in Section 3.1;

(ii) A document from its corporate secretary in a form agreeable to the Parties certifying that the transaction contemplated hereby has been properly authorized by Purchaser’s governing body and identifying who, by name, is authorized to sign the closing documents on behalf of Purchaser;

(iii) Duly executed Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B;

(iv) Duly executed Bill of Sale substantially in the form attached hereto as Exhibit C;

(v) Duly executed Management Services Agreement in the form attached hereto as Exhibit E;

(vi) Duly executed Employment Agreement in the form attached hereto as Exhibit F; and

(vii) Such other certificates and documents as Seller may reasonably request.

(b) By Seller. At or prior to the Closing, unless otherwise waived in writing by Purchaser, Seller shall deliver to Purchaser the following:

(i) A document from its corporate secretary in a form agreeable to the Parties certifying that the transaction contemplated hereby has been properly authorized by Seller’s governing body and identifying who, by name, is authorized to sign the closing documents on behalf of Seller;

(ii) Duly executed Bill of Sale;

(iii) Duly executed Assignment and Assumption Agreement;

(iv) Duly executed Management Services Agreement;

(v) Duly executed Employment Agreement;

(vi) Consents to assignment of the Assumed Contracts, in form satisfactory to Purchaser;

(vii) UCC-3 Termination Statements or other documentation satisfactory to Purchaser of the release of all liens on the Purchased Assets as set forth on Schedule 5.5(a);

(viii) A closing certificate duly executed by Seller pursuant to which Seller certifies to Purchaser that Seller’s representations and warranties hereunder to Purchaser are true and correct in all material respects as of the Closing Date as if then originally made and that all covenants required by the terms hereof to be performed by Seller on or before the Closing Date have been so performed; and

(ix) Such other certificates and documents as Purchaser may reasonably request.

4.3 Conditions to Closing.

(a) Conditions to Closing Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment, before or at the Closing, of the following conditions:

(i) Seller shall have delivered all of the agreements, documents and instruments required under Section 4.2(b) to be delivered by Seller before or at the Closing.

(ii) The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(iii) Seller shall have duly performed all of the covenants, obligations and conditions under this Agreement to which it is required to perform before or at the Closing.

(iv) Seller shall have properly provided and/or obtained all notices, applications, authorizations, and regulatory approvals, with or from, all applicable federal and state organizations and agencies that are associated with the lawful transfer of Seller’s medicines, drugs and controlled substances.

(v) Seller shall have properly provided all notices and notifications required to be provided under the WARN Act, if applicable;

(vi) There shall not be any lawsuit, action, proceeding or Governmental Order commenced, threatened or issued against Seller, the Business or the Purchased Assets which may reasonably, adversely affect Purchaser’s willingness to consummate this Agreement.

(vii) Since the date of this Agreement, no event has occurred and, as of the Closing Date, no fact, circumstance, or condition exists that, individually or in the aggregate, has or may reasonably be expected to result in a Material Adverse Effect on (A) Seller, the Business, the Purchased Assets, and other assets, liabilities, results of operations or financial condition of Seller, or (B) the ability of Seller to consummate the transactions contemplated hereby.

(viii) Seller shall have paid off all liens set forth on Schedule 5.5(a).

(ix) Seller shall have delivered to Purchaser the Purchased Assets free and clear of any liens, encumbrances, and claims, except for Permitted Liens that are listed on Schedule 4.3 (a)(x).

(x) To the extent that any Exhibit or Schedule was not attached hereto on the date of signing this Agreement, that such Exhibit or Schedule shall have been agreed upon by Purchaser and Seller and attached to this Agreement as of the Closing.

(b) Conditions to Closing Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment, before or at the Closing, of the following conditions:

(i) Purchaser shall have delivered all of the agreements, documents and instruments required under Section 4.2(a) to be delivered by Purchaser before or at the Closing.

(ii) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(iii) Purchaser shall have duly performed all of the covenants, obligations and conditions under this Agreement that it is required to perform before or at the Closing

(iv) There shall not be any lawsuit, action, proceeding or Governmental Order commenced, threatened or issued against Purchaser which may reasonably, adversely affect Seller’s willingness to consummate this Agreement.

(v) To the extent that any Exhibit or Schedule was not attached hereto on the date of signing this Agreement, that such Exhibit or Schedule shall have been agreed upon by Purchaser and Seller and attached to this Agreement as of the Closing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants as of the Closing Date to Purchaser the following:

5.1 Incorporation. Seller is duly incorporated, validly existing and in good standing under the Laws of the State of Louisiana with full corporate power and authority to conduct its Business as now conducted and to own, lease or operate its properties and assets as now owned, leased or operated.

5.2 Authorization. Seller has the full power and authority to enter into this Agreement and each Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Transaction Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Agreements constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

5.3 No Conflicts.

(a) The execution, delivery, performance and the consummation of this Agreement and the Transaction Agreements by Seller, to which it is a party, do not and will not (i) violate, conflict with or result in a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Assumed Contract; (ii) violate or breach the articles of incorporation, bylaws or other organizational documents of Seller; (iii) violate or breach any provision of any Law applicable to Seller, or to which any of its assets are subject; (iv) violate or breach any order, judgment or award of any Governmental Entity applicable to Seller or to which any of its assets are subject; or (v) violate or breach any agreement or instrument to which Seller is subject or to which any of its assets are subject.

(b) Except as set forth on Schedule 5.3(b), the execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance by Seller of the Transaction Agreements to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, or any third party payer or any other person or entity.

5.4 Financial Statements. Complete copies of the financial statements consisting of the balance sheet of the Business as at the fiscal year end in each of the years December 31, 2020, December 31, 2019, and December 31, 2018 and for the period from January 1, 2021 through the Effective Date, and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the years then ended (the “Financial Statements”) have been delivered to Purchaser. The Financial Statements have been prepared in accordance with the accounting principles applied by the Company’s CPA applied on a consistent basis throughout the period involved (the “Seller Accounting Principles”). The Financial Statements present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated as compiled by the Company’s CPA.

5.5 No Liabilities or Adverse Conditions.

(a) Seller has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with the Seller Accounting Principles, except those which have been incurred in the Ordinary Course of Business since the date the latest financial statements were prepared.

(b) Since its incorporation, Seller has operated the Business in the Ordinary Course of Business.

(c) Seller has not suffered or, to Seller’s Knowledge, been threatened with any event which has had or is likely to result in a Material Adverse Effect.

5.6 Title to Purchased Assets.

(a) Seller owns and possesses and has good and marketable title to, or a valid lease or license interest in, all of the Purchased Assets, free and clear of all liens other than Permitted Liens, and no conditions exist that could give rise to any lien or right of any third party to the Purchased Assets. Seller shall pay off all liens set forth on Schedule 5.6(a) by no later than the Closing Date.

(b) All Purchased Assets that constitute tangible assets will be located on the Closing Date at the locations where Seller currently operates its Business.

(c) All of the Purchased Assets are in fair working condition and repair and are adequate to fully equip and operate on an ongoing basis as currently conducted as of the date hereof.

5.7 Assumed Contracts. Schedule 5.7 lists all contracts and agreements which relate to the Purchased Assets and to which Seller is a party. Schedule 5.7 indicates those contracts which are being assumed by Purchaser. Except as set forth on Schedule 5.7: (i) all Assumed Contracts are in full force and effect and bind Seller and the other parties thereto; (ii) each Assumed Contract constitutes the complete agreement and understanding among the parties thereto regarding the subject matter thereof; (iii) no default by Seller or to the Knowledge of Seller or any other party has occurred under any Assumed Contract; (iv) no event has occurred or fact, circumstance or condition exists that, with or without notice or the lapse of time, or the happening of any further event or existence of any future fact, circumstance or condition, would become a default by Seller under any Assumed Contract; and, (v) no party to any Assumed Contract has repudiated, terminated or given notice of its intent not to renew such Assumed Contract. Seller has furnished to Purchaser complete and accurate copies of all written (and a summary description of any oral) contracts listed on Schedule 5.7 (including all related amendments, modifications, addenda, and side letters). Each Assumed Contract which requires notice or consent from any other party in order to consummate the transactions contemplated hereby is so identified on Schedule 5.7.

5.8 Intellectual Property. Schedule 5.8 contains a complete and correct list of all of Seller’s Intellectual Property. Seller owns, free and clear of all liens (other than Permitted Liens) or has the full and legally enforceable right to use, all of its Intellectual Property, and such use does not infringe or otherwise conflict with any rights of any Person. No claim or demand of any Person has been made nor is there any proceeding that is pending or to Seller’s Knowledge threatened, that: (i) challenges the rights of Seller in respect of any of its Intellectual Property; or (ii) asserts that Seller is infringing or otherwise in conflict with any Intellectual Property of any Person.

5.9 Taxes. Seller has filed on a timely basis all Tax Returns required to be filed by it. All Tax Returns are true and correct in all material respects and accurately reflect the Tax liabilities of Seller. All amounts shown due on the Tax Returns have been or will be paid on a timely basis (including any interest or penalties and amounts due state unemployment authorities) to the appropriate Tax authorities.

5.10 Litigation. There are no lawsuits, claims, actions, and proceedings or governmental, actions, proceedings or investigations pending or to Seller’s Knowledge threatened against or involving Seller or any shareholder, director or officer of the Business or the Purchased Assets. There are no outstanding orders, judgments, decrees, or injunctions issued by any Governmental Entity against Seller.

5.11 Compliance with Laws; Regulatory Compliance. Seller is not in violation of or, to Seller’s Knowledge, being investigated for violation of any Law, License or Permit by which Seller is bound or to which any Purchased Asset or the Business is subject. Seller and each of its employed physicians or other personnel who are enrolled in certain Federal Health Care Programs are each qualified to participate in such Federal Health Care Programs and are each duly enrolled and certified in such Federal Health Care Programs as a provider of medical or administrative services at every location at which such Person has operations. Seller is operating in compliance with all Federal Health Care Program rules and regulations and all provisions of each Federal Health Care Program Contract to which it is a party or by which it is bound. None of Seller’s current or former shareholders, directors, and officers, its employees and independent contractors (i) has been debarred, excluded or suspended from practicing in and Federal Health Care Program, (ii) has had a civil monetary penalty assessed under Section 1128A or any other Section of the Social Security Act, or (iii) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs. Seller has timely filed substantially all reports and billings required to be filed with respect to each third-party payor, all of which were prepared in compliance with all applicable Laws governing reimbursement and claims. Seller has not been audited or otherwise examined by any third-party payor. Seller currently holds and maintains all Healthcare Licenses and Permits that it is required to hold or maintain in connection with the ownership and operation of the Business, or any Purchased Asset and all such Healthcare Licenses and Permits are listed on Schedule 5.11. All Healthcare Licenses and Permits listed maintained in accordance with applicable Law and are currently active. Seller is not aware of any circumstance, fact or event that could reasonably result in the cancellation, modification, revocation or termination of any Healthcare License and Permit.

5.12 Insurance. Schedule 5.12 lists all insurance policies that are owned or maintained by Seller or that name Seller or any of its employed physicians, or its shareholders, directors, officers or employees as an insured or loss payee and that pertain to any Purchased Asset or the Business, and discloses for each such insurance policy related to the Purchased Assets (i) the name and contact information of the agent, (ii) the names of the insurer, policyholder and each covered insured, (iii) the policy number and period of coverage, (iv) the scope (with indication of whether the coverage is on a claims made, occurrence or other basis), (v) the per-claim and aggregate liability limits, (vi) the amount of all applicable deductibles and co-pays, and (vii) any retroactive premium adjustments or other loss-sharing arrangements. All insurance policies listed on Schedule 5.11 are in full force and effect, and Seller has not received notice of termination or non-renewal of any such insurance policies, except in connection with the transactions contemplated in this Agreement. Seller has furnished to Purchaser complete and accurate copies of all insurance policies related to the Purchased Assets.

5.13 Employee Plans. Schedule 5.13 sets forth all of the Employee Plans of Seller, including each contract, plan or other arrangement to which Seller is party and that is a “non-qualified deferred compensation plan” subject to Code § 409A (if any). Each such contract, plan or other arrangement complies with the requirements of Code §§ 409A(a)(2)-(4) and any IRS regulations or other guidance issued thereunder, and no non-qualified deferred compensation plan has been administered in a manner that would violate Code Section 409A or the regulations or guidance thereunder or cause an excise tax to apply to payments to plan participants. Except as set forth on Schedule 5.13, (i) All Employee Plans, including all Pension Plans and Welfare Plans have been administered in accordance with the Affordable Care Act, ERISA and the applicable provisions of the Code, and there are no pending or, to Seller’s Knowledge, threatened claims by or on behalf of the Employee Plans or by any employee or former employee or any independent contractor of Seller alleging a breach or breaches of fiduciary duties or violations of other applicable Law which could result in liability on the part of Seller or the Employee Plans under the Affordable Care Act, ERISA or any other Law, nor is there any reasonable basis for such a claim.

5.14 Payment Programs. All billing and collection practices of Seller and of any billing and/or collection agent acting on behalf of Seller are and have been in compliance with all Laws and the conditions for participation, contracts, standards, policies, rules, regulations, manuals, procedures and requirements of all Payment Programs. There is no audit, investigation, adverse action, or civil, administrative, or criminal proceeding pending or, to Seller’s Knowledge, threatened relating to participation in any Payment Program by Seller or any employed physician related to the period when any such physician was employed by Seller and to Seller’s Knowledge, there is no reasonable basis for any such adverse action by any Payment Program.

5.15 No Broker’s Fees. Seller has not engaged any finder, broker or other Person that is entitled to any commission or fee in connection with the transactions contemplated hereunder.

5.16 No Insolvency. Seller (i) is not the subject of proceedings commenced by or against it under any bankruptcy, arrangement, reorganization, insolvency or similar Laws for the relief of debtors, (ii) does not have an application pending for appointment, for the benefit of creditors, of a receiver or any other legal custodian with respect to its assets, (iii) has not made any general assignment for the benefit of creditors, (iv) has not admitted in writing its inability to pay its debts as they mature, or (v) is not otherwise unable to pay its debts when and as they become due.

5.17 Full Disclosure. Neither this Agreement, nor any Transaction Agreement, nor any Schedule on behalf of Seller, Exhibit, list, certificate or other instrument or document delivered to Purchaser pursuant to this Agreement or any Transaction Agreement, by or on behalf of Seller, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements, representations or warranties and information contained herein or therein not misleading. Purchaser is unaware of any fact or disclosure that would result in a default or breach of any warranty by Seller as of the date hereof.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants as of the Closing Date to Seller the following:

6.1 Incorporation. Purchaser is duly incorporated, validly existing and in good standing under the Laws of the State of Louisiana.

6.2 Authorization. Purchaser has the full power and authority to enter into this Agreement and each Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any other Transaction Agreements to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and the Transaction Agreements constitute legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

6.3 No Conflicts. he execution, delivery and performance and consummation of this Agreement and the Transaction Agreements by Purchaser, to which it is a party, do not and will not violate, conflict with or result in a breach of the (i) Purchaser’s organizational documents; (ii) any provision of any Law applicable to Purchaser; (iii) any order, judgment or award of any Governmental Entity applicable to Purchaser; or (iv) any agreement or instrument to which Purchaser is subject.

6.4 Litigation. There are no actions pending, or to Purchaser’s Knowledge, threatened against or by Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

6.5 No Broker’s Fees. Purchaser has not engaged any finder, broker or other Person that is entitled to any commission or fee in connection with the transactions contemplated hereunder.

ARTICLE VII.

COVENANTS AND AGREEMENTS

7.1 Further Actions. Until the Closing, each Party will use commercially reasonable efforts to cooperate with the other Party and to take such actions and execute and deliver any documents or instruments that are reasonably necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable, including using commercially reasonable efforts to (a) obtain each of the consents and approvals and make each of the notices required hereby, (b) prevent the entry, enactment or promulgation of any pending or threatened action that would prevent, prohibit or delay the consummation of the transactions contemplated hereby, and (c) cooperate with the other Party with respect to all filings by the other Party that is required by applicable Law or that the other Party otherwise elects to make to consummate the transactions contemplated hereby except that the Party requesting cooperation under this Article VII shall pay for all expenses related to such request.

7.2 Operation of the Business. Except as expressly contemplated by this Agreement or as Purchaser may otherwise consent to in writing, until the Closing, Seller will conduct the Business only in the Ordinary Course of Business and maintain all books and records relating to the Business or the Purchased Assets in the Ordinary Course of Business. Until the Closing, except as otherwise expressly permitted in or expressly contemplated by this Agreement, Seller will not, without Purchaser’s prior written consent, take any action or fail to take any action within its control, the likely result of which would render the satisfaction of the conditions in Section 4.3(a) (“Conditions to Close”) impossible.

7.3 Healthcare Licenses and Permits. Seller shall maintain all Healthcare Licenses and Permits listed on Schedule 7.3 in accordance with applicable Law. Purchaser shall not assume any Healthcare Licenses and Permits of Seller including, but not limited to any certificate of need for major equipment.

7.4 Access and Investigation. Until the Closing, Seller will (a) give Purchaser and its Representatives full access at reasonable times to, or copies of, all of the properties, books, contracts, documents, insurance policies, records, and personnel of Seller, (b) provide to Purchaser such additional financial, operating and other relevant information as Purchaser reasonably requests, and (c) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of Seller, and its operations, assets, liabilities and financial condition.

7.5 Notifications. Until the Closing, Seller will, as soon as possible after discovery, deliver to Purchaser written notice of any event, fact, circumstance, or condition that does or could reasonably be expected to (i) cause a breach of any of the Seller’s covenants under this Agreement, (ii) render the satisfaction of the Conditions to Close in Section 4.3 impossible or unlikely, or (iii) prohibit, prevent or delay of the timely consummation of the transactions contemplated hereby.

7.6 Public Announcements. Seller may not issue any press release or make any public statement or announcement with respect to this Agreement, any of the other Transaction Agreements or any of the transactions contemplated hereby or thereby, without the prior consent of Purchaser. Notwithstanding the foregoing, Seller may make such public statements, announcements or other disclosures as are required by applicable Law and SEC governance after notice to and consultation with Purchaser.

7.7 Post-Closing Access to Information. Seller agrees that for a period of four (4) years after Closing, or ninety (90) days after the expiration of the applicable statute of limitations (if, for example the information or documents relate to a patient not of majority age when treated), whichever is longer (the “Retention Period”), Seller will make available to Purchaser such documents and information as may be reasonably requested for legitimate business purposes.

7.8 Preservation of Records. After the Closing, Purchaser shall, in the Ordinary Course of Business at its own cost and for no less than the period required by Law, keep, and preserve in their original form all records of Seller transferred or conveyed to Purchaser as of the Closing and which constitute a part of the Purchased Assets delivered to Purchaser at the Closing. In addition, Seller shall maintain all records that were not transferred to Purchaser for no less than the period required by Law and keep and preserve those records in their original form. No Party shall destroy any records of the other Party during the Retention Period.

7.9 Further Assurances Post-Closing. From time to time after the Closing, Purchaser and Seller, will each at its own respective expense, execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and take such other actions, as may be reasonably requested by the other Party to render effective the consummation of the transactions contemplated by this Agreement and the Transaction Agreements or otherwise to carry out the intent and purposes of such agreements.

7.10 Exclusivity. Seller shall not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Seller, including any acquisition structured as a merger, consolidation, or share exchange.

7.11 Agreement to be Owner of IMAC Medical of Louisiana. Owner and Seller hereby acknowledge that there is value to Purchaser in Owner becoming an owner in IMAC Medical of Louisiana, A Medical Corporation (“IMAC Medical”) to facilitate the transition of the Business from Seller to Purchaser, and Seller and Owner agree that as a condition of this Agreement, Purchaser is relying upon Owner to become an owner in IMAC Medical for a period of no less than one (1) year from the Closing Date. Purchaser shall cause the articles of incorporation and other governance documents to be delivered to Owner for review and input on the terms and conditions of such equity ownership in IMAC Medical. Owner’s failure to become an owner in IMAC Medical for the period so indicated, or such time period as Purchaser requires short of that time period, shall require Seller’s payment to Purchaser in the amount of a replacement physician owner and finders fees as liquidated damages. The parties further acknowledge that (a) the amount of loss or damages likely to be incurred by Purchaser is incapable or is difficult to precisely estimate, (b) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by Purchaser, and (c) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.

7.12 Confidential Information. Each Party will, by nature of this Agreement, disclose and permit another Party to this Agreement to have access to, acquire knowledge of, and maintain information which the disclosing Party considers to be confidential or trade secret information regarding the disclosing Party’s business All Parties agree to hold the other Parties’ Confidential Information in strict confidence and not disclose such Confidential Information to third parties for any purpose whatsoever other than performing under this Agreement or as required by law; provided, however, that Confidential Information received from another Party may be included among information disclosed by the receiving Party to its own third-party advisors, including without limitation its legal counsel and financial consultants, where such disclosure is protected by a professional privilege. The Parties acknowledge that monetary damages may not be an adequate remedy for a breach of this Section; therefore, a Party may seek equitable relief, including injunctive relief, specific performance, in the event of any breach or threatened breach of this Section by another Party in addition to all other remedies available at law or in equity. As used in this Section, the term “Party” shall include all subsidiaries and affiliates of the Party.

7.13 Restrictive Covenants. In consideration for the payments made by Purchaser hereunder, Seller and Owner individually and collectively agree that, beginning on the Effective Date and continuing until the fourth (4th) anniversary of the Closing Date, they shall not, directly or indirectly, in any manner whatsoever, own, manage, lend money to, or participate in the planning, financing, oversight, or management of any business venture that provides services identical or substantially similar to those provided by the Business within a fifty (50) mile radius from any location of Purchaser or any other medical practice under contract with an affiliate, parent entity of business partner Purchaser. Seller and Owner shall not at any time, directly or indirectly, except insofar as the restrictions are for the benefit of the Purchaser:

(a) Canvas, solicit, or accept any business from any present or past clients of the Business;

(b) Give any other person, firm, partnership, or corporation the right to canvas, solicit, or accept any business for any other firm from any present or past clients of the Business;

(c) Directly or indirectly request or advise any present or future clients of the Business to withdraw, curtail, or cancel its business with the Purchaser; or

(d) Directly and indirectly disclose to any other person, firm, partnership, or corporation the names or contact information of clients of the Business.

If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.13 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Seller and Owner acknowledge that they have independently consulted with counsel, and after such consultation, agree that (i) the covenants set forth in this Section (including with respect to subject matter, time period and geographical area) are reasonable and proper and are necessary to protect Purchaser’s interest in, and value of, the Business (including the goodwill inherent therein), (ii) the Seller and Owner are primarily responsible for the creation of such value, and (iii) Purchaser would not have consummated the transactions contemplated hereby without the restrictions contained in this Section.

ARTICLE VIII.

INDEMNIFICATION

8.1 Survival. The representations and warranties of Seller and Seller’s covenants contained herein shall survive the Closing and shall remain in full force and effect until the twenty-four (24) month anniversary of the Closing, except that the representations and warranties contained in (a) Sections 5.1 (Incorporation), 5.2 (Authorization), 5.5 (Title) shall survive indefinitely, (b) the representations and warranties contained in Section 5.8 (Taxes) and 5.10 (Compliance with Laws) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and the covenants and restrictions in Article VII. Covenants and Agreements shall survive for so long as indicated therein. The obligations under this Article VIII in respect of a breach of representation or warranty or covenant shall terminate when the survival period of the applicable representation or warranty or covenant expires pursuant to this Section 8.1; provided, however, that any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

8.2 Indemnification.

(a) Indemnification by Seller. Seller shall indemnify, defend and hold Purchaser harmless from and against any damage, deficiency, loss, liability, penalty, charge, action, proceeding, judgment or order, cost or expense, including reasonable attorneys’ fees, incurred or sustained by, or imposed upon, Purchaser based upon, arising out of, or resulting from:

(i) Any inaccuracy in or breach by Seller of any representation, warranty, covenant or non-fulfillment of any obligation or agreement contained in this Agreement, in any Transaction Agreement, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) Any Excluded Asset or any Excluded Liability;

(iii) any Third Party Claim based upon, resulting from, or arising out of the Business, operations, properties, assets, or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third Party Claim” means notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement or a Representative of the foregoing; or

(iv) Seller’s operation or ownership of the Purchased Assets or its Business prior to the Closing.

(b) Indemnification by Purchaser. Purchaser shall indemnify, defend, and hold Seller harmless from and against any damage, deficiency, loss, liability, penalty, charge, action, proceeding, judgment or order, cost or expense, including reasonable attorneys’ fees, resulting from:

(i) Any breach by Purchaser of any representation, warranty, covenant or non-fulfillment of any obligation or agreement contained in this Agreement or in any Transaction Agreement; or

(ii) Any Assumed Liability;

(iii) Any Third Party Claim based upon, resulting from, or arising out of the Business, operations, properties, assets, or obligations of Buyer or any of its Affiliates relating to the the Purchased Assets or Assumed Liabilities conducted, existing, or arising subsequent to the Closing Date; or

(iv) Buyer’s operation or ownership of the Purchased Assets or its Business subsequent to the Closing.

8.3 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such action with counsel reasonably satisfactory to the Indemnified Party for its own defense. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such action, the Indemnified Party may, but shall not be obligated to, defend against such action in such manner as it may deem appropriate, including settling such action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification and defense obligations herein provided with respect to any damages and fees resulting therefrom. The Indemnifying Party shall not settle any action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). The rights and remedies provided in this Article VIII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise

8.4 Limitations. Except with respect to Buyer’s obligation to pay the Purchase Price, neither Party’s obligation to indemnify the other shall, in any case, exceed 50% of the amount of the Purchase Price. Except with respect to any claim for specific performance, the Parties acknowledge and agree that their obligations of indemnification contained in this Section 8 shall be the sole and exclusive remedy for the Parties with respect to the transactions contemplated hereunder.

ARTICLE IX.

TERMINATION

This Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of Seller and Purchaser.

(b) By Purchaser by written notice to Seller if:

(i) There has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant, or agreement made by a Seller pursuant to this Agreement that would give rise to the failure of any of the Conditions to Close specified in Section 4.3 and such breach, inaccuracy or failure cannot be cured by Seller by the Closing Date; or

(ii) Any of the conditions set forth in Section 4.3(a) shall not have been fulfilled by the Closing, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing.

(c) By Seller by written notice to Purchaser if:

(i) There has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant, or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the Conditions to Close specified in Section 4.3 and such breach, inaccuracy or failure cannot be cured by Purchaser by the Closing Date; or

(ii) Any of the conditions set forth in Section 4.3(b) shall not have been fulfilled by the Closing, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing.

(d) By either Party by written notice to the other Party if:

(i) There shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) Any Governmental Entity shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

ARTICLE X.

MISCELLANEOUS

10.1 Expenses. The Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, whether or not the transactions contemplated hereby and thereby are consummated, including, but not limited to, all fees and expenses of brokers, agents, Representatives, counsel, valuation experts and accountants. Seller shall pay for the cost of any and all transfer taxes, sales taxes and income taxes due and payable in connection with the sale of the Purchased Assets to Purchaser. The terms and conditions of this Section 10.1 shall survive termination of this Agreement.

10.2 Assignment. Neither Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party. Any attempted assignment in violation of the foregoing shall be void and of no effect. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the Parties hereto.

10.3 Entire Agreement; Amendments; Waiver. This Agreement, including all Exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all Parties or their respective successors or assigns. Any condition to a Party’s obligations hereunder may be waived but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any Party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such Party’s right at a later time to enforce the same.

10.4 Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

10.5 Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given: (a) on the date of delivery, if delivered personally or by electronic mail but only if receipt is confirmed; (b) on the second following business day, if delivered by a recognized overnight courier service; or (c) seven (7) days after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the Party to whom it is directed at the following address (or at such other address as any Party hereto shall hereafter specify by notice in writing to the other Party hereto:

If to Seller: F. Allen Johnston MD, PC c/o F. Allen Johnston, PC 1940 O’Neal Lane Baton Rouge, LA 70816	If to Purchaser: IMAC Medical of Louisiana, A Medical Corporation c/o Mr. Jeff Ervin 1605 Westgate Circle Brentwood, TN 37027

or to such other address as any Party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

10.6 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or in Portable Document Format (pdf) by the Parties or the Parties’ respective attorneys will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or in Portable Document Format (pdf) will be deemed to be their original signatures for any purpose whatsoever.

10.8 Parties in Interest. The Parties acknowledge that they have independently negotiated the provisions of this Agreement, that they have relied upon their own counsel as to matters of Law and application and that neither Party has relied on the other Party with regard to such matters. The Parties expressly agree that there shall be no presumption created as a result of any Party having prepared in whole or in part any provisions of this Agreement.

10.9 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Louisiana, without regard to its conflict of laws rules.

10.10 Survival. All representations, warranties, covenants and agreements contained in this Agreement or in any Transaction Agreement shall be deemed to be material and to have been relied upon by the Parties hereto, and shall survive the Closing in accordance with Section 8.1 and be fully effective and enforceable following the Closing Date. All covenants made herein shall survive in accordance with their stated terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the PartieS have caused their duly authorized representatives to execute this Agreement as of the Closing Date.

SELLER:

F. Allen Johnston MD, PC, a Louisiana

profession corporation

By:	/s/ F. Allen Johnston
Name:	F. Allen Johnston
Title:	Owner

OWNER:

/s/ F. Allen Johnston
F. Allen Johnston, M.D.

PURCHASER:

IMAC MEDICAL OF LOUISIANA, A MEDICAL CORPORATION, A LOUISIANA

CORPORATION

By:	/s/ Jeff Ervin
Name:	Jeff Ervin
Title:	CEO

Signature Page of Asset Purchase Agreement

EXHIBITS AND SCHEDULES

Exhibit A:	Purchase Price Allocation Methodology
Exhibit B:	Assignment and Assumption Agreement
Exhibit C:	Bill of Sale
Exhibit D:	Management Services Agreement
Exhibit E:	Employment Agreement

Schedule 1.0 – Definitions

Schedule 2.1 – Purchased Assets

Schedule 2.2(k) – Specifically Excluded Assets

Schedule 2.3 – Assumed Liabilities

Schedule 3.1 – Purchase Price

Schedule 4.3 (a)(x) – Permitted Liens

Schedule 5.3(b) – Seller’s Consents of Third Parties

Schedule 5.6(a) – List of Seller Liens to be Paid on or about Closing Date

Schedule 5.7 – Assumed Contracts

Schedule 5.8 – Seller’s Intellectual Property

Schedule 5.11 – Seller’s Healthcare Licenses and Permits

Schedule 5.12 – Seller’s Insurance

Schedule 5.13 – Seller’s Employee Plans and Benefit Plans

Schedule 6.3(b) – Purchaser’s Consents of Third Parties

Schedule 1.0

Definitions

For the purposes of this Agreement and in addition to the capitalized terms elsewhere defined herein, the following terms shall have the indicated meanings:

1.	“Advanced Physical Therapy” means Advanced Rehab of O’Neal Lane, LLC

2.	“Agreement” means this Asset Purchase Agreement (including any Exhibits, attachments and Schedules hereto) as it may be amended, supplemented or restated from time to time in accordance with its terms.

3.	“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement by and between Purchaser (or its designee) and Seller.

4.	“Assumed Contracts” means all contracts, leases and agreements with respect to the operation of the Purchased Assets but only to the extent such contracts are designated as Assumed Contracts on Schedule 5.6.

5.	“Assumed Liabilities” has the meaning set forth in Section 2.3.

6.	“Bill of Sale” means that certain Bill of Sale by and between Purchaser (or its designee) and Seller.

7.	“Closing” means the closing of this transaction, which shall be held on the Closing Date and shall be effective as of 12:00:01 a.m. on day after the Closing Date, or such other time on the Closing Date as the Parties hereto shall mutually agree in writing.

8.	“Closing Date” means September __, 2021, or such other date as the Parties hereto shall mutually agree to in writing.

9.	“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. All citations to the Code, or to the treasury regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

10.	“Employee Agreement” means that certain Employment Agreement by and between Purchaser (or its designee) and Owner.

11.	“Employee Plans” means any pension, retirement, savings, disability, medical, dental, health, life (including without limitation any individual life insurance policy under which any employee of Seller is the named insured and as to which Seller makes premium payments, whether or not Seller is the owner, beneficiary or both of such policy), death benefit, group insurance, profit-sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including, without limitation, any pension plan as defined in Section 3(2) of ERISA (“Pension Plan”), and any welfare plan as defined in Section 3(1) of ERISA (“Welfare Plan”), whether or not any of the foregoing is funded or insured and whether written or oral, which is intended to provide or does in fact provide benefits to any or all employees of Seller and: (a) to which Seller is a party or by which Seller (or any of the rights, properties or assets of Seller) is bound; or (b) with respect to which Seller makes any payments, contributions, or may otherwise have any current liability (absolute, contingent or otherwise) (whether or not Seller still maintains such plan, trust, arrangement, contract, agreement, policy or commitment).

12.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

13.	“Excluded Assets” means the assets not sold by Seller to Purchaser under this Agreement and described in Section 2.2.

14.	“Excluded Liability” has the meaning set forth in Section 2.4.

15.	“RESERVED.

16.	“Governmental Entity” means any federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, court, tribunal, body or instrumentality.

17.	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Entity.

18.	“Health Care Laws” means all Laws relating to health care providers and facilities, participation in “Federal Health Care Programs” (as defined in 42 U.S.C. §1320a-7b(f) and including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any governmental authority), the practice of medicine, institutional and professional licensure, pharmacology and dispensing medicines or controlled substances, medical documentation, medical record retention, laboratory services, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent and the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs, standards of care, quality assurance, risk management, utilization review, peer review, and/or mandated reporting of incidents, occurrences, diseases and events, advertising or marketing of health care services, and the enforceability of restrictive covenants on health care providers, including Medicare, Medicaid, CHIP, the TRICARE laws (10 U.S.C. § 1071 et seq.), the False Claims Act, 31 U.S.C. §§3729 et seq., the Civil Monetary Penalties Law, 42 U.S.C. §1320a 7a, federal and state anti-kickback statutes (including 42 U.S.C. §1320a 7b), federal and state referral laws (including 42 U.S.C. §1395nn), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)), the Confidentiality of Alcohol and Drug Abuse Patient Records Act (42 U.S.C. 290ee 3, et seq.) and the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191 (including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated thereunder) (“HIPAA”) and applicable state Laws regarding patient privacy and the security, use or disclosure of health care records.

19.	“HHS” means the United States Department of Health and Human Services.

20.	Reserved

21.	“Indemnified Party” has the meaning set forth in Section 8.3.

22.	“Indemnifying Party” has the meaning set forth in Section 8.3.

23.	“Intellectual Property” means trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, United States letters patents and patent applications, inventions, processes, designs, formulae, trade secrets, know-how, confidential information, data and documentation, all similar intellectual property rights and tangible embodiments of any of the foregoing (in any form or medium including electronic media), licenses of any of the foregoing owned, licensed or held by Seller, and any email accounts, web sites, URL’s and other similar or related property that is used by or associated with the Business.

24.	“IRS” means the Internal Revenue Service.

25.	“Knowledge”, “Known”, “Knowingly”, “to the Knowledge of” or any variant thereof, when qualifying any representation, warranty or other statement in this Agreement, means and refers to:

a.	With respect to Purchaser: (i) all matters with respect to which Purchaser has received written notice; or (ii) the actual knowledge of Purchaser, and all knowledge which should have been known by Purchaser in the ordinary course, after reasonable inquiry and reasonable diligence; or

b.	With respect to Seller: (i) all matters with respect to which Seller has received written notice; (ii) the actual knowledge of Seller, and (iii) all knowledge which should have been known by Seller in the ordinary course, after reasonable inquiry.

26.	“Law” or “Laws” means all federal, state and local statutes, laws, ordinances, regulations, rules, resolutions or Governmental Entity orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments, decrees, rulings and assessments applicable to the specified Persons or entities and to the businesses and assets thereof (including, without limitation, laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including environmental laws).

27.	“Healthcare Licenses and Permits” means all governmental licenses, permits, certificates, consents, authorizations, and approvals, including certificates of need, necessary for the operation of the Business or the Purchased Assets and related to the Business’s function as a healthcare provider providing medical services to patients.

28.	“Management Services Agreement” means that certain Employment Agreement by and between Purchaser (or its designee) and Seller.

29.	“Material Adverse Effect” means:

a.	With respect to Seller, any event, circumstance, change or effect that, individually or in the aggregate, that:

i.	could reasonably be expected to result in the debarment or exclusion from participation in a Federal Health Care Program of: (1) Seller; or (2) any employed physician; or

ii.	is materially adverse to the Business, condition (financial or otherwise), assets, liabilities or results of operations of Seller.

b.	With respect to Purchaser, any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the Business, condition (financial or otherwise), assets, liabilities or results of operations of Purchaser that (i) prevents or impairs or could reasonably be expected to prevent or result in an inability of Purchaser to perform its obligations under this Agreement or (ii) prevent, delays, or materially impedes the Closing.

30.	“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act of 1965, 42. U.S.C. § 1396 et seq.

31.	“Ordinary Course of Business” means an action taken by a Person that is consistent with past practice of such Person and is taken in the ordinary course of the normal day to day operations of such Person.

32.	“Party” or “Parties” means a party to this Agreement and the parties to this Agreement, respectively.

33.	“Payment Programs” means all of the private, commercial and governmental payment and procurement programs with which Seller or any of its employed physicians participate or in which they have participated while employed by Seller (including, without limitation, Medicare and Medicaid).

34.	“Permitted Liens” means the (i) liens for Taxes not yet due and payable, if adequate reserves with respect thereto are maintained on the books and records of Seller and (ii) mechanics’, carriers’, workmen’s, repairmen’s, and similar liens arising or incurred in the Ordinary Course of Business and not yet delinquent.

35.	“Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, or other entity, including a court or tribunal or a governmental or political subdivision or an agency or instrumentality thereof.

36.	“Purchased Assets” means the assets sold by Seller to Purchaser under this Agreement, as described more fully in Section 2.1.

37.	“Purchase Price” shall be the amount paid by Purchaser for the Purchased Assets, as described more fully in Section 3.1.

38.	“Purchaser” means IMAC Medical of Louisiana, A Medical Corporation, a Medical corporation organized under the laws of Louisiana.

39.	“Representative” or “Representatives” means either Party’s respective directors, officers, employees, consultants, counsel, accountants, and other agents.

40.	“Retention Period” has the meaning set forth in Section 7.7.

41.	“Seller” means F. Allen Johnston MD, PC.

42.	“Software” means all rights and interests of Seller in the computer software, and all associated licenses, documents, records, operating manuals, files, and data, used in the relation to or in connection with the Purchased Assets.

43.	“Tax” means any income, receipts, value-added, transfer, registration, business, franchise, profits, capital withholding, payroll, employment, property or customs tax, duty, governmental fee or other like assessment or charge, together with any interest or penalty on any of the foregoing imposed by any governmental, regulatory, administrative or judicial authority, or liability for the payment of any of the foregoing (including as a result of any obligation to indemnify any other Person with respect to any of the foregoing).

44.	“Tax Return” means any report, return, document, declaration or any other information or filing required to be supplied to any governmental, regulatory, administrative, or judicial authority with respect to Taxes.

45.	“Transaction Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, and any other agreements, contracts, certificates, schedules, exhibits, or documents executed or delivered in connection with the transactions contemplated by this Agreement, as such agreements may from time to time be amended, supplemented, or restated by the Parties hereto or thereto.

46.	“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

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